Exhibit 10.1

HFTA
Livermore California

SUBLICENSE AGREEMENT

AMONG

SRS ENERGY, INC.,

CLEANTECH BIOFUELS, INC

AND

HFTA

FOR

METHODS AND APPARATUS FOR TREATING BIOMASS MATERIAL

U.S. Patent Nos.: 5,221,357, 5,366,558, 5,536,325, 5,628,830, and 6,019,900

HFTA LIVERMORE, CALIFORNIA

SUBLICENSE AGREEMENT FOR
METHODS AND APPARATUS FOR TREATING BIOMASS MATERIAL

U.S. Patent Nos.: 5,221,357, 5,366,558, 5,536,325, 5,628,830, and 6,019,900

This sublicense agreement (“Agreement”) is effective March 20, 2008 (“Effective Date”), by and between HFTA, a California corporation, having its  principal place of business at 2424 Covey Way,  Livermore, California 94550-6803 (“HFTA”), CleanTech Biofuels Inc., a Delaware corporation having its principal place of business at 7386 Pershing Avenue, St. Louis, MO 63130 (“CTB”), and SRS Energy, Inc., a wholly-owned subsidiary of CTB  (“SUBLICENSEE”) (collectively, the “Parties”). The parties agree as follows:

1.    BACKGROUND

1.1
Regents of the University of California (“REGENTS”) has an assignment of the technology invented by Inventors David Brink, Ph.D., and Ramnik Singh, Ph.D., employed by the University of California, Berkeley (the "INVENTION"), as described in United States Patent Nos. 5,221,357, 5,366,558, 5,536,325, 5,628,830, and 6,019,900 under REGENTS' PATENT RIGHTS as defined below, which are directed to the INVENTION.

1.2	REGENTS and HFTA have executed an exclusive license agreement for REGENTS’ PATENT RIGHTS to the INVENTION that allows HFTA to grant sublicenses to the INVENTION.

1.3	CTB and SUBLICENSEE have provided HFTA with a commercialization plan for the INVENTION and business strategy in order to evaluate its capabilities as a SUBLICENSEE.

1.4	HFTA and SUBLICENSEE wish to have the INVENTION perfected and marketed as soon as possible so that products resulting there from may be available for public use and benefit.

1.5	SUBLICENSEE wishes to acquire a sublicense under REGENTS' PATENT RIGHTS for the purpose of undertaking development and to manufacture, use, sell, and offer for sale LICENSED PRODUCTS as defined below.

2.    DEFINITIONS

2.1
"REGENTS' PATENT RIGHTS" means REGENTS' rights in U.S. Patent Numbers 5,221,357; 5,366,558; 5,536,325; and 5,628,830, entitled "Method of Treating Biomass Material" issued on June 22, 1993; November 22, 1994; July 16, 1996; and May 13, 1997, respectively, to Dr. David L. Brink, and U.S. Patent Number 6,019,900, entitled “Single Stage Denitrification Anaerobic Digestion” issued on February 1, 2000, to Dr. David L. Brink and Dr. Ramnik Singh, and assigned to REGENTS; and continuing applications thereof including divisions, substitutions, extensions and continuation-in-part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of the parent patent application), any patents issuing on said application or continuing applications including reissues; and any corresponding foreign patents or applications.

2.2
"LICENSED PRODUCTS" means all kits, compositions of matter, articles of manufacture, materials, and products, the manufacture, use, SALE, offer for SALE, or import of which: a) would require the performance of the LICENSED METHOD; or b) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, a valid claim of any issued, unexpired patent under REGENTS' PATENT RIGHTS or a claim being prosecuted in a pending patent application under REGENTS’ PATENT RIGHTS.  A claim in an issued patent under REGENTS’ PATENT RIGHTS will be presumed valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2.3
“ETHANOL PRODUCT” means a Licensed Product comprised of ethanol or ethyl alcohol and any form thereof, including, but not limited to, all blended, reprocessed, denatured, hydrated, dehydrated, or reformulated forms.

2.4
“GENERATED PRODUCT” means all kits, compositions of matter, materials, products, and co-products and all derivations, modifications, improvements, and developments thereon, including secondary products, derivatives, and byproducts thereof that have been generated, collected, identified, made, produced, or co-produced through the use of a Licensed Product or Licensed Service or the practice of the Licensed Method and the manufacture, use, Sale, offer for Sale, or import of which in a particular country does not infringe the Patent Rights.

2.5
"LICENSED METHOD" means any process or method the use or practice of which, but for the license pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, any issued or pending claim under REGENTS' PATENT RIGHTS in that country in which the LICENSED METHOD is used or practiced.

2.6
"NET SALES" means the gross invoice price charged and the value of non-cash consideration owed to, LICENSEE, or a SUBLICENSEE, for SALES of LICENSED PRODUCTS, LICENSED SERVICES, and LICENSED METHODS, less the sum of the following actual and customary deductions where applicable:  cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in gross sales, but not value-added taxes assessed or income taxes derived from such sales; transportation charges; and allowances or credits to customers because of rejections or returns.

2.7
"PROOF OF CONCEPT VALIDATION" means the use of the Licensed Method via equipment purchased pursuant to the Bill of Sale dated January 24, 2008 and attached to this Agreement to produce Pentose and Hexose sugars from biomass generated from municipal solid waste ("MSW") and other sources at efficiencies that SUBLICENSEE determines is sufficient to proceed with utilizing the LICENSED METHOD in a larger scale demonstration plant, which SUBLICENSEE shall be required to pursue consistent with its obligations under Article 6hereof.  SUBLICENSEE shall provide written notice of PROOF OF CONCEPT VALIDATION as soon as   practicable after completing the foregoing analysis and testing.

2.8
"COMMERCIAL DEMONSTRATION" means the use of the Licensed Method in a continuous flow reactor to produce Pentose and Hexose sugars from biomass generated from municipal solid waste and other sources at efficiencies that SUBLICENSEE determines are sufficient to proceed with utilizing the LICENSED METHOD in a commercial plant, which SUBLICENSEE shall be required to pursue consistent with its obligations under Article 6hereof.  SUBLICENSEE shall provide written notice of COMMERCIAL DEMONSTRATION as soon as   practicable after completing the foregoing analysis and testing.

2.9
“SALE" means, for LICENSED PRODUCTS and LICENSED SERVICES, the act of selling, leasing or otherwise transferring, providing, or furnishing such product or service, and for LICENSED METHOD the act of performing such method, for any use or for any consideration.  Correspondingly, "SELL" means to make or cause to be made a SALE, and "SOLD" means to have made or caused to be made a SALE.  A "COMMERCIAL SALE" is a SALE for more than Fifty Thousand Dollars ($50,000) or a series of SALES within a three month period for sums which exceed said amount.

2.10	"LICENSED SERVICE" means a service provided using LICENSED PRODUCTS or LICENSED METHOD.

3.    GRANT

3.1
Subject to the limitations set forth in this Agreement, including the license granted to the U.S. Government and the rights reserved in Paragraph 3.3, HFTA hereby grants and SUBLICENSEE hereby accepts an exclusive worldwide license under REGENTS' PATENT RIGHTS to make, use, offer for SALE, import, and SELL LICENSED PRODUCTS and LICENSED SERVICES, and to practice LICENSED METHOD, when the feedstock is cellulosic or lignocellulosic material derived from MSWand no other party shall be entitled to use the REGENT’S PATENT RIGHTS for such purposes except as specifically set forth to the contrary in Paragraph  3.3 hereof.  In addition, subject to the foregoing limitations, HFTA hereby grants and SUBLICENSEE hereby accepts a non-exclusive worldwide license under REGENTS' PATENT RIGHTS to make, use, offer for SALE, import, and SELL LICENSED PRODUCTS and LICENSED SERVICES, and to practice LICENSED METHOD, when the feedstock is cellulosic or lignocellulosic material not derived from MSW

3.2	The license under Paragraph 3.1 commences on the Effective Date and ends on the date of the last-to-expire patent under REGENTS' PATENT RIGHTS.

3.3
Nothing in this Agreement will be deemed to limit the right of REGENTS to publish any and all technical data resulting from any research performed by REGENTS relating to the INVENTION, and to make and use the INVENTION, LICENSED PRODUCTS, and LICENSED SERVICES and practice LICENSED METHOD and associated technology and to allow other educational and non-profit institutions to do so for educational and research purposes; provided no such use shall be for any purpose that would result in the SALE of any LICENSED PRODUCT, LICENSED SERVICE, or LICENSED METHOD.

3.4
This Agreement will terminate immediately if SUBLICENSEE files a claim including in any way the assertion that any portion of the REGENTS' PATENT RIGHTS is invalid or unenforceable, where the filing is by the SUBLICENSEE, a third party on behalf of the SUBLICENSEE, or a third party at the written urging of the SUBLICENSEE.

3.5	SUBLICENSEE will have a continuing responsibility to keep HFTA informed of its status as a large/small entity, as defined in 15 U.S.C. 632.

3.6
The INVENTION was funded in part by the U.S. Government.  In accordance with PL 96-517 as amended by PL 98-620, to the extent required by law or regulation, any products covered by patent applications or patents claiming the INVENTION and sold in the United States will be substantially manufactured in the United States.

3.7
SUBLICENSEE is prohibited from granting any sublicenses without written agreement of HFTA and payment of such additional license fees and royalties as may be specified by HFTA in such agreement and as may be required by REGENTS.

3.8
The Parties expect that in proving the concept, scaling up to commercial production, and building and operating plants, and otherwise, they will make new discoveries, inventions and refinements of the subject technology.   All future innovations, processes, enhancements, inventions and patents relating to the use of hydrolysis to extract useful compounds from biomass, other than inventions included in REGENTS’ PATENT RIGHTS, (“NEW TECHNOLOGY”) shall be owned in equal share by HFTA and SUBLICENSEE. If these parties agree that any NEW TECHNOLOGY merits a patent, then they shall share equally in the cost of applying for such patent.  If only one party supports the patent application for NEW TECHNOLOGY, and the other does not, then that party may proceed to apply for the patent and if it issues, may recoup its unshared patent cost from the other party by collecting all license fees and royalties for that patent until it has recouped two hundred percent (200%) of the unshared patent costs, after which the license fees and royalties shall be shared equally. HFTA hereby grants to SUBLICENSEE an exclusive license to utilize NEW TECHNOLOGY at no additional royalty other than royalty stated in Article 5 of this Agreement, except that the term of this Agreement shall be extended automatically to the expiration date of any subsequently issued patent.

4.    LICENSE ISSUE FEE

a)
4.1    SUBLICENSEE will pay to HFTA a non-creditable, non-refundable license issue fee as follows:Twenty Five Thousand United States Dollars ($25,000) within three (3) days following the Effective Date of this Agreement and;

b)	One Hundred Fifty Thousand United States Dollars ($150,000) on or before September 1, 2009;

c)
Stock Issuance. Upon Execution of this Agreement, CTB shall deposit 2,887,687 shares of its common stock, $0.001 par value per share, (the “Shares”) into an escrow account with an escrow agent mutually satisfactory to the parties.  Upon the earlier to occur of the date six months from the date of this Agreement, or date of PROOF OF CONCEPT VALIDATION, 962,682 of such Shares shall be released from escrow and become the property of HFTA.  Upon the earlier to occur of the date 450 days from the date of this Agreement or date of COMMERCIAL VALIDATION, 1,925,005 of such shares shall be released from escrow to HFTA.  Notwithstanding the foregoing, if at any time CTB sells substantially all of its assets or capital stock, the Shares shall be released from escrow simultaneous with the closing of such transaction and become the property of HFTA. In the event that the Agreement is legally terminated prior to any such release date, those shares not yet released from escrow shall be cancelled.

5.    ROYALTIES

5.1
As further consideration for all the rights and licenses granted to SUBLICENSEE, SUBLICENSEE will pay to HFTA  an earned royalty at a rate based on the NET SALES of Products as set forth below (“Earned Royalty”):

(a)
Four percent (4.0%) of the NET SALES of any ETHANOL PRODUCTS to the extent that the price paid per gallon is in excess of $1.50, three percent (3.0%) of the NET SALES of any ETHANOL PRODUCTS if the price paid per gallon is between $1.30 to $1.50, and two percent (2.0%) of any ETHANOL PRODUCTS if the price paid per gallon is less the $1.30; and

(b)
SUBLICENSEE shall pay to HFTA an Earned Royalty at the rate of seven and one half percent (7.5%) based on the NET SALES of all non-ethanol products including, LICENSED PRODUCTS, GENERATED PRODUCTS, LICENSED METHOD, OR LICENSED SERVICES.

5.2	Royalties accruing to HFTA during any calendar quarter will be paid to HFTA within sixty (60) days after the end of such calendar quarter.

5.3	SUBLICENSEE shall pay HFTA minimum annual royalties as follows:

(a)	Twenty Five Thousand Dollars ($25,000) on or before the earlier of one year after the first SALE or sixty (60) days following the end of the year 2010;

(b)	Twenty Five Thousand Dollars ($25,000) sixty (60) days following the end of the year 2011;

(c)	Sixty Thousand Dollars ($60,000) sixty (60) days following the end of the year 2012;

(d)	Such sum increasing annually by Twenty Thousand Dollars ($20,000) for each year thereafter, but not to exceed the sum of One Hundred Twenty Thousand ($120,000) per year.

(e)
Minimum annual royalties for each year will be offset by royalties paid by SUBLICENSEE for NET SALES in that calendar year.   In the event the royalties paid exceed the specified minimum for that year, then no minimum royalty shall be due for that year.

5.4
All payments due HFTA will be payable in United States dollars.  When LICENSED PRODUCTS, LICENSED SERVICES, or LICENSED METHOD are SOLD for monies other than United States dollars, earned royalties will first be determined in the foreign currency of the country in which the SALE was made and then converted into equivalent United States dollars.  The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

5.5
Payments due for SALES occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income.  SUBLICENSEE will also be responsible for all bank transfer charges.

5.6
SUBLICENSEE will make all payments under this Agreement by check payable to "HFTA" and forward it to HFTA at the address shown in Article 19 (Notices) or by wire transfer if instructed to do so by HFTA.

6.     DUE DILIGENCE

6.1
SUBLICENSEE, upon execution of this Agreement, will diligently proceed with the development, manufacture, and SALE of LICENSED PRODUCTS, LICENSED SERVICES, and LICENSED METHOD, and will diligently market them in quantities sufficient to meet the market demand.  The parties acknowledge that in the process of commercializing new technology, frequently unforeseen challenges and/or opportunities arise that were not initially envisioned by the parties.  In the event that SUBLICEENSE encounters any such challenges or opportunities that could delay or enhance the development contemplated in this Agreement, SUBLICENSEE shall include such matters in its regular reports due hereunder.

6.2
 The SUBLICENSEE will obtain all necessary governmental approvals in each jurisdiction where LICENSED PRODUCTS are manufactured, used, SOLD, imported, or offered for SALE. In addition to its obligations under Paragraph 6.1, SUBLICENSEE specifically commits to achieving the following objectives in its due diligence activities under this Agreement:

(a)	On or before February 1, 2009, secure sufficient funding to build a small (greater than 25 dry tons of biomass per operating day) commercial plant;

(b)	On or before March 1, 2009, operate a continuous flow demonstration (greater than one dry ton of biomass per operating day) plant;

(c)	On or before January 1, 2010, secure sufficient funding to build a large (greater than 250 dry tons of biomass per operating day) commercial plant;

(d)	On or before September 1, 2010, start the COMMERCIAL SALE of ETHANOL PRODUCT at one or more commercial plants; and

(e)	On or before June 1, 2012, start COMMERCIAL SALE of ETHANOL PRODUCT at one or more large commercial plants;

7.     PROGRESS AND ROYALTY REPORTS

7.1
For the period beginning March 31, 2008 SUBLICENSEE will submit to HFTA a semi-annual progress report covering SUBLICENSEE's activities related to the development and testing of all LICENSED PRODUCTS, LICENSED SERVICES and LICENSED METHOD and the obtaining of necessary governmental approvals, if any, for marketing in the United States.  These progress reports will be made for all development activities until the first SALE occurs in the United States.

7.2
Each progress report will be a sufficiently detailed summary of activities of SUBLICENSEE so that HFTA may evaluate and determine SUBLICENSEE’s progress in development of LICENSED PRODUCTS, LICENSED SERVICES, and LICENSED METHOD, and in meeting its diligence obligations under Article 6, and will include (but not be limited to) the following: summary of work completed and in progress; current schedule of anticipated events and milestones, including diligence milestones under Paragraph 6.2; and anticipated market introduction dates..

7.3	SUBLICENSEE also will report to HFTA in its next progress and royalty reports, the date of first SALE.

7.4
After the first COMMERCIAL SALE anywhere in the world, SUBLICENSEE will make quarterly royalty reports to HFTA within sixty (60) days after quarters ending March 31, June 30, September 30, and December 31, of each year.  Each such royalty report will include at least the following:

(a)	The quantities of LICENSED PRODUCTS manufactured and SOLD;

(b)	Gross revenue from SALE of LICENSED PRODUCTS, LICENSED SERVICES and LICENSED METHOD;

(c)	NET SALES pursuant to Paragraph 2.6; and

(d)	Total royalties due HFTA.

7.5	If no SALES have occurred during the report period, a statement to this effect is required in the royalty report for that period.

8.    BOOKS AND RECORDS

8.1
SUBLICENSEE will keep full, true, and accurate books and records containing all particulars that may be necessary for the purpose of showing the amount of royalties payable to HFTA and SUBLICENSEE’s compliance with other obligations under this Agreement.  Said books and records will be kept at SUBLICENSEE's principal place of business or the principal place of business of the appropriate division of SUBLICENSEE to which this Agreement relates.  Said books and records and the supporting data will be open at all reasonable times during normal business hours upon reasonable notice, for five (5) years following the end of the calendar year to which they pertain, to the inspection and audit by representatives of HFTA for the purpose of verifying SUBLICENSEE's royalty statement or compliance in other respects with this Agreement.  Such representatives will be bound to hold all information in confidence except as necessary to communicate SUBLICENSEE's non-compliance with this Agreement to HFTA, or to pursue claims for unpaid royalties and license fees or for breach or default of this Agreement.

8.2
The fees and expenses of HFTA’S representatives performing such an examination will be borne by HFTA.  However, if an error in underpaid royalties to HFTA of more than five percent (5%) of the total royalties due for any calendar quarter is discovered, then the fees and expenses of these representatives will be borne by SUBLICENSEE.

9.    LIFE OF THE AGREEMENT

9.1
Unless otherwise terminated by the operation of law, or extended or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later.

9.2	Any termination of this Agreement shall not affect the rights and obligations set forth in the following articles:

Article 2	Definitions
Article 4	Sublicenses
Article 8	Books and Records
Article 9	Life of the Agreement
Article 12	Disposition of Licensed Products Upon Termination
Article 13	Use of Names and Trademarks
Article 14	Limited Warranties
Article 16	Indemnification
Article 19	Notices
Article 20	Late Payments
Article 22	Confidentiality
Article 25	Applicable Law; Venue; Attorney’s Fees

9.2
Any termination of this Agreement will not relieve SUBLICENSEE of its obligation to pay any monies due or owing at the time of such termination and will not relieve any obligations, of either party to the other party, established prior to termination.

10.    TERMINATION BY HFTA

10.1
If SUBLICENSEE should violate or fail to perform any term of this Agreement, then HFTA may give written notice of such default ("Notice of Default") to SUBLICENSEE.  If SUBLICENSEE should fail to repair such default within sixty (60) days of the effective date of such notice, HFTA will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to SUBLICENSEE; provided that if the default is not curable in sixty days but SUBLICENSEE is working in good faith to cure the default, SUBLICENSEE may extend the period for curing such default by an additional ninety days by making a payment of $25,000 to HFTA together with written notice setting forth its plan for curing such default, provided such payment and plan are delivered to HFTA within the foregoing sixty day periodthis extended cure period does not apply to failure of SUBLICENSEE to make timely payments to HFTA. If a Notice of Termination is sent to SUBLICENSEE, this Agreement will automatically terminate on the effective date of such notice.  Such termination will not impair any accrued rights of HFTA.  These notices will be subject to Article 19 (Notices).

11.    TERMINATION BY SUBLICENSEE

11.1
SUBLICENSEE will have the right at any time to terminate this Agreement in whole by giving notice in writing to HFTA.  Such notice of termination will be subject to Article 19 (Notices) and termination of this Agreement will be effective ninety (90) days after the effective date of such notice.

11.2
Any termination pursuant to Paragraph 11.1 will not relieve SUBLICENSEE of any obligation or liability accrued hereunder prior to such termination or rescind anything done by SUBLICENSEE or any payments made to HFTA hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of HFTA arising under this Agreement prior to such termination.

12.    DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

12.1
Upon termination of this Agreement, for a period of one hundred twenty (120) days after the date of termination SUBLICENSEE may complete and SELL any partially made LICENSED PRODUCTS and continue to render any previously commenced LICENSED SERVICES, and continue the practice of LICENSED METHOD only to the extent necessary to do so; provided, however, that all such SALES will be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

13.    USE OF NAMES AND TRADEMARKS

13.1
Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of any party hereto by the other (including any contraction, abbreviation, or simulation of any of the foregoing).  Unless required by law or consented to in writing by HFTA and REGENTS, the use by SUBLICENSEE of the name “HFTA”, "The Regents of the University of California" or the name of any University of California campus in advertising, publicity or other promotional activities is expressly prohibited.

14.    LIMITED WARRANTIES

14.1	HFTA warrants to SUBLICENSEE that it has the lawful right to grant this license. HFTA has not received any notice that REGENTS PATENT RIGHTS infringe on the rights of any other person.

14.2
This license and the associated INVENTION are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. EXCEPT AS SET FORTH IN PARGRAPH 14.1.  HFTA MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, REGENTS’ PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3
IN NO EVENT WILL HFTA BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS SUBLICENSE OR THE USE OF THE INVENTION, REGENTS’ PATENT RIGHTS, LICENSED METHOD, LICENSED SERVICES OR LICENSED PRODUCTS.

14.4	Nothing in this Agreement is or will be construed as:

(a)	A warranty or representation by HFTA or REGENTS as to the validity, enforceability or scope of any REGENTS' PATENT RIGHTS; or

(b)	A warranty or representation that anything made, used, or SOLD under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(c)	An obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 15; or

(d)
Conferring by implication, estoppel, or otherwise any license or rights under any patents of HFTA or REGENTS other than REGENTS' PATENT RIGHTS as defined herein, regardless of whether such patents are dominant or subordinate to REGENTS’ PATENT RIGHTS; or

(e)	An obligation to furnish any know-how not provided in the patents and patent applications under REGENTS' PATENT RIGHTS.

15.    PATENT INFRINGEMENT

15.1
In the event that SUBLICENSEE learns of the substantial infringement of any REGENTS' PATENT RIGHTS under this Agreement, SUBLICENSEE will promptly provide HFTA with notice and reasonable evidence of such infringement (“Infringement Notice”).  During the period and in a jurisdiction where SUBLICENSEE has exclusive rights under this Agreement, neither party will notify a third party, including the infringer, of the infringement without first obtaining consent of the other party, which consent will not be unreasonably withheld.  If SUBLICENSEE  puts such infringer on notice of the existence of any REGENTS PATENT RIGHTS with respect to such infringement without first obtaining the written consent of HFTA and if a declaratory judgment action is filed by such infringer against HFTA or REGENTS, then SUBLICENSEE’s right to initiate a suit against such infringer for infringement under Paragraph 15.2 below will terminate immediately without the obligation of HFTA to provide notice to the SUBLICENSEE. Both parties will use diligent efforts, in cooperation with each other, to terminate such infringement without litigation.

15.2
If the infringing activity of potential commercial significance has not been abated within ninety (90) days following the effective date of the Infringement Notice, SUBLICENSEE may institute suit for patent infringement against the infringer.  HFTA or REGENTS may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of SUBLICENSEE’s suit or any judgment rendered in that suit.  SUBLICENSEE may not join HFTA or REGENTS in a suit initiated by SUBLICENSEE without HFTA or REGENTS’ prior written consent.  If, in a suit initiated by SUBLICENSEE, HFTA and/or REGENTS are involuntarily joined other than by SUBLICENSEE, SUBLICENSEE will pay any costs incurred by HFTA and REGENTS arising out of such suit, including but not limited to, any legal fees of counsel that HFTA or REGENTS select and retain to represent them in the suit.

If, within one hundred and twenty (120) days following the effective date of the Infringement Notice, the infringing activity of potential commercial significance has not been abated and if SUBLICENSEE has not brought suit against the infringer, HFTA or REGENTS may institute suit for patent infringement against the infringer.  If HFTA or REGENTS institutes such suit, SUBLICENSEE may not join such suit without HFTA and REGENTS’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of HFTA or REGENTS’ suit or any judgment rendered in that suit.

15.3
Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided that legal action brought jointly by HFTA or REGENTS and SUBLICENSEE and participated in by both or all, will be at the joint expense of the parties and all recoveries will be allocated in the following order:  a) to each party reimbursement in equal amounts of the attorney's costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party, but in no event will HFTA’S OR REGENTS’ share be less than ten percent (10%) each of such remaining amount if each is a party.

15.4
Each party will cooperate with the other in litigation instituted hereunder but at the expense of the party on account of whom suit is brought.  Such litigation will be controlled by the party bringing the action, except that HFTA and REGENTS may be represented by counsel of their choice in any suit brought by SUBLICENSEE.

15.5	Any agreement made by SUBLICENSEE for the purposes of settling litigation or other dispute shall comply with the requirements of this Agreement.

16.    INDEMNIFICATION AND GUARANTEES

16.1
SUBLICENSEE will be required to indemnify, hold harmless, and defend:   HFTA and REGENTS and their officers, employees, and agents; sponsor(s) of the research that led to the INVENTION; and the inventors of any patents and patent applications under REGENTS' PATENT RIGHTS and their employers against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this sublicense. This indemnification will include, but not be limited to, any product liability.

16.2	SUBLICENSEE, at its sole cost and expense, shall insure its activities in connection with any work performed hereunder and shall obtain, keep in force, and maintain the following insurance:

(a)	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence ......................................................$2,000,000
Products/Completed Operations Aggregate…. $5,000,000
Personal and Advertising Injury ......................$2,000,000
General Aggregate ..............................................$5,000,000

If the above insurance is written on a claims-made form, it shall continue for no less than three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

(b)	Worker's Compensation as legally required in the jurisdiction in which SUBLICENSEE is doing business.

16.3
The coverage and limits referred to in Paragraph 16.2  above will not in any way limit the liability of SUBLICENSEE under this Article. Upon the execution of this Agreement, SUBLICENSEE will furnish HFTA with certificates of insurance evidencing compliance with all requirements. Such certificates will:

(a)
provide for thirty (30) days (ten (10) days for non-payment of premium) advance written notice to HFTA of any cancellation of insurance coverage; SUBLICENSEE will promptly notify HFTA of any material modification of the insurance coverage;

(b)	indicate that HFTA and REGENTS have been endorsed as additional insureds under the coverage described above in Subparagraph l6.2; and

(c)
include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by HFTA or REGENTS.

16.4
HFTA will promptly notify SUBLICENSEE in writing of any claim or suit brought against HFTA for which HFTA intends to invoke the provisions of this Article 16, and vice versa with respect to SUBLICENSEE or CTB. SUBLICENSEE will keep HFTA informed of its defense of any claims pursuant to this Article 16.

16.5
CTB expressly indemnifies and guarantees to HFTA the faithful performance of all of the obligations of SUBLICENSEE under this agreement and any modifications thereto. CTB waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of said obligations; notice of an event of default by SUBLICENSEE; notice of the amount of the obligations outstanding at any time; notice of any adverse change in the financial condition of SUBLICENSEE or of any other fact that might increase CTB’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which CTB would otherwise be entitled except as expressly provided herein. CTB waives any defense arising from any defense of SUBLICENSEE, or by reason of the cessation from any cause whatsoever of the liability of SUBLICENSEE.  HFTA’s failure at any time to require performance by SUBLICENSEE of any provision of this agreement shall not waive, alter or diminish any right of HFTA thereafter to demand strict compliance and performance therewith. CTB also waives any defense arising from any act or omission of HFTA that changes the scope of CTB’s risk hereunder.  CTB waives any right to assert against HFTA any defense (legal or equitable), setoff, counterclaim, or claims that CTB may now or hereafter have against SUBLICENSEE or any other person liable to HFTA with respect to the obligations in any manner or whatsoever. This is a primary obligation of CTB.

17.    COMPLIANCE WITH LAWS

17.1
SUBLICENSEE will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, SALE or import of the LICENSED PRODUCTS, LICENSED SERVICES, or practice of the LICENSED METHOD.  SUBLICENSEE understands that HFTA is subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), controlling the export of technical data, computer software, laboratory prototypes and other commodities, and HFTA’S obligations under this Agreement are contingent on compliance with such laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by SUBLICENSEE that SUBLICENSEE will not export such technical data and/or commodities to certain foreign countries without prior approval of such agency.  HFTA neither represents that a license will not be required nor that, if required, it will be issued.

18.    GOVERNMENT APPROVAL OR REGISTRATION

18.1
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, SUBLICENSEE will assume all legal obligations to do so.  SUBLICENSEE will notify HFTA if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  SUBLICENSEE will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

19.    NOTICES

19.1
All notices under this Agreement will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:

To HFTA:	HFTA
Attn.: Lee M. MacLean
2424 Covey Way
Livermore, CA 94550
lmmaclean@comcast.net
	Ph. 925-292-5260	Fax 925-292-5262

To CTB and SUBLICENSEE:	CleanTech Biofuels, Inc.
Attn.: Edward P. Hennessey Jr.
7386 Pershing Avenue
St. Louis, MO 63130
ehennesseyjr@sbcglobal.net
	Ph. 314-802-8670	Fax314-802-8675

Either party may change its address upon written notice to the other party.

20.    LATE PAYMENTS

20.1
If monies owed to HFTA under this Agreement are not paid when due, SUBLICENSEE will pay to HFTA a late fee in the amount of five percent (5%) of the sum not timely paid as well as interest charges at a rate of ten percent (10%) per annum on the sum not timely paid.  Such interest will be calculated from the date payment was due until actually received by HFTA.  Such late fees and accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of HFTA related to such late payment.  Acceptance of any late payment will not constitute a waiver under Article 21 (Waiver) of this Agreement.

21.    WAIVER

21.1
The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

22.      CONFIDENTIALTY

22.1
This Article governs the conditions of disclosure by the Parties to one another of Confidential Information, including, but not limited to methods and apparatus for treating biomass material using mineral acid and other catalysts, methods and organisms for fermentation, industrial process technology, licensing and other contractual agreements, and business plans.

22.2
During the course of this Agreement one Party may disclose to the other information and data which the Discloser considers proprietary and treats as secret and confidential (“Confidential Information”).  In this Article, the Party who discloses Confidential Information will be called the “Discloser,” and the Party to whom Confidential Information is disclosed will be called the “Recipient.”

22.3
Documents containing Confidential Information shall be marked by the Discloser with an appropriate, stamp, legend or other appropriate written notice thereon when transmitted in writing or other tangible or retainable form.  Oral or visual disclosures of Confidential Information are to be reduced to writing within ten (10) working days from the time of such disclosures.  During that interim period, such information shall be protected as Confidential Information.

22.4
Each Party agrees that it and its employees will use the Confidential Information of the other Party only in connection with its discussions with the Discloser and in the performance of this Agreement, and for no other purpose whatsoever.

22.5
The Recipient shall maintain all Confidential Information secret and confidential.  All Confidential Information delivered pursuant to this Agreement shall be maintained in confidence with the same level of care as the Discloser maintains its own Confidential Information, but in no event maintained with any less than a reasonable standard of care.

22.6
The Recipient shall not transmit or otherwise disclose Confidential Information of the Discloser to any third party, including affiliates, subsidiaries, consultants or subcontractors of the Recipient, without obtaining prior written approval of the Discloser. In the event the Discloser approves of such disclosure or transmittal, the Recipient shall, prior to making such disclosure or transmittal, obtain a written commitment from such third party making the terms of this Agreement applicable to such third party and shall deliver such written commitment to Discloser in a form acceptable to Discloser, and thereafter shall disclose and transmit such Confidential Information to such third party only on a proprietary and confidential basis.

22.7
The Recipient shall not make any copy or in any way reproduce or excerpt Confidential Information of the Discloser, except where necessary for the performance of this Agreement, hereof, or as authorized by the Discloser in writing.  Any such copies or excerpts shall include the Discloser’s written proprietary notice.

22.8	Nothing herein shall apply to any information:

a)	which is now known or readily available to the trade or public, or which becomes so known or readily available without fault of the Recipient;

b)	which is possessed by the Recipient prior to its disclosure hereunder by the Discloser;

c)	which is legally acquired from a third party without restriction, which third party did not acquire the information under an obligation of confidentiality; or,

d)	which is developed independently by the Recipient without benefit of Confidential Information furnished hereunder by the Discloser.

Confidential Information, as a whole, shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public.

22.9
Nothing herein shall be construed as granting or implying any right other than REGENT’S PATENT RIGHTS, or as permitting the Recipient to unfairly obtain the right to use Confidential Information which becomes publicly known through an improper act or omission on its part.

22.10
Upon termination of this Agreement, each Recipient shall return to the Discloser all documents containing Confidential Information within twenty (20) days from such termination, and further, each Recipient shall destroy all compilations of Confidential Information which it created or possesses.

22.11
Termination or expiration of this Agreement for any reason shall not relieve the Recipient of the obligation not to disclose Confidential Information in any manner received hereunder, as provided in this Agreement.

22.12
This Agreement contains the entire understanding between the Parties, superseding all prior or contemporaneous communications, agreements and understandings between the Parties with respect to the disclosure of Confidential Information described herein. The rights and obligations provided by this Agreement shall take precedence over any statements made concurrently with the receipt of Confidential Information, in the event of an inconsistency between such statements and this Agreement.

22.13
If it appears that either Party has unlawfully disclosed or has threatened to disclose Confidential Information in violation of this Agreement, the other Party shall be entitled to an injunction to restrain the disclosure, in whole or in part, of Confidential Information.  In any action between the Parties to enforce or interpret the provisions of this Agreement, venue shall be proper in the State of California, and the prevailing Party shall be entitled to recover from the other Party its costs of arbitration or suit, including reasonable attorneys’ fees and expert’s fees.

23.    FORCE MAJEURE

23.1
Except for the  obligations of SUBLICENSEE and CTB to make any payments to HFTA hereunder, the parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the parties' respective obligations hereunder will resume.

24.    SEVERABILITY

24.1
The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

25.    APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

25.1
THIS AGREEMENT WILL BE CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application under REGENTS’ PATENT RIGHTS will be determined by the applicable law of the country of such patent or patent application.  Any legal action brought by the parties relating to this Agreement will be conducted in San Francisco, California. The prevailing party in any legal action under this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

26.    SCOPE OF AGREEMENT

26.1
This Agreement incorporates the entire agreement between the parties with respect to the subject matter hereof, and this Agreement may be altered or modified only by written amendment duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

CLEANTECH BIOFUELS, INC.		HFTA

By:	/s/ Edward P. Hennessey, Jr.	By:	/s/ Lee M. MacLean
	Edward P. Hennessey, Jr.		Lee M. MacLean
	President and CEO		President

Date	March 20, 2008	Date	March 20, 2008